Exhibit 10.10

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN BRACKETED. SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDED & RESTATED LICENCE AND CO-DEVELOPMENT

AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	LICENCE, EXCLUSIVITY, AND RIGHTS OF FIRST REFUSAL	12
3.	JOINT STEERING COMMITTEE	14
4.	DISCLOSURE OF TECHNICAL DATA; TYG DELIVERABLES	15
5.	DEVELOPMENT PROGRAMME	17
6.	PRODUCT SAFETY	18
7.	SUPPLY	20
8.	MARKETING PLANS	21
9.	FINANCIAL PROVISIONS	23
10.	INTELLECTUAL PROPERTY	32
11.	WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY	34
12.	CONFIDENTIALITY	36
13.	ANTI-BRIBERY	38
14.	TERM AND TERMINATION	38
15.	DISPUTE RESOLUTION	42
16.	MISCELLANEOUS	43
Schedule 1		47
Schedule 2		48
Schedule 3		49
Schedule 4		50
Schedule 5		56
Schedule 6		59

i

AMENDED AND RESTATED LICENCE AND CO-DEVELOPMENT AGREEMENT

This Amended and Restated Licence and Co-Development Agreement (the “Agreement”) is entered into by and between TYG oncology Ltd., a UK Limited Company (“TYG” or “Licensor”), with its address at Synergy House 7 Acorn Business Park Commercial Gate Mansfield, Nottinghamshire NG 18 1EX UK; and Apollomics (Hong Kong) Limited, a Hong Kong entity (with company number 2844212) having one of its places of business at 989 E Hillsdale Blvd, Ste 220, Foster City, CA 94404, USA (“Apollomics”), as of the date last signed by the parties hereto (the “Amendment Date”) and amends and restates the Original Agreement (as defined below).

BACKGROUND

(A)	TYG is biopharmaceutical company seeking funding for development of TYG100,

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(B)	TYG products use[

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(C)	Apollomics is a biopharmaceutical company that is engaged in the research, development, manufacture and sale of pharmaceutical products throughout the world.

(D)

TYG entered into a license and co-development agreement with respect to the Compound and Product (each as defined below) with Nuance Biotech (“Nuance”) dated October 19, 2018 (the “Original Agreement”) pursuant to which Nuance obtained an exclusive license and other rights from TYG to develop and commercialize TYG100 in the Republic of South Africa and Greater China (the “Original Territory”) in exchange for certain agreed upfront and other payments.

(E)

Nuance assigned the Original Agreement to Apollomics pursuant to that certain Technology Transfer and Co-Development Agreement by and between Nuance and certain of its affiliates, on the one hand, and Apollomics, on the other hand, dated January 25, 2021 (the “Nuance-Apollomics Agreement”), and TYG consented to such assignment.

(F)

TYG and Apollomics now desire to amend and restate the Original Agreement to include an exclusive licence and other rights from TYG to Apollomics to develop and commercialise TYG100 in the United States in exchange for certain agreed upfront and other payments, on the terms of this Agreement.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions:

The following defined terms shall have the following meanings:

Adverse Event	means any untoward medical occurrence in a patient or clinical trial subject administered a medicinal product which does not necessarily have a causal relationship with any Product;

Affiliate	in relation to a party, means any legal entity that controls, is controlled by or is under common control with that party. For purposes of this definition, “control” means (a) to have direct or indirect beneficial ownership of more than 50% of the share capital, stock, or other participating interest carrying the right to vote or to distribution of profits of the party, as the case may be, or (b) to possess, directly or indirectly, the power to direct the management or policies of the party, whether through ownership of voting securities or by contract relating to voting rights or corporate governance;

[ ]	[ ]

API	means API as outlined in Schedule 2.

Applicable Laws	means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Health Authorities, that may be in effect from time to time in the Territory or any jurisdiction in which Development is performed or in which the Product is manufactured, sold or supplied, to the extent in each case applicable to any party to this Agreement; for avoidance of doubt, Applicable Laws do not mean any regulation and/or law concerning the existence, application, defence, or dispute in regards to the existence of this Agreement, which shall be governed by the governing laws set forth in Clause 17.12 hereof.

Commence or Commencement	means the first enrolment of the first human subject using the Product in a clinical trial; “enrolment” for the purposes of this definition means the first patient has signed the informed consent form and subsequently completed visit 1 screening assessments which have been documented in the electronic case report forms;

Commercialise	means to research, develop, register, modify, enhance, improve, hold/keep (whether for disposal or otherwise), formulate, optimise, use have used, import, export, transport, distribute, promote, market, sell, have sold or otherwise dispose of or offer to sell or dispose of a Product or process, but always excluding to Manufacture or have Manufactured a Product or Compound;

Commercially Reasonable Efforts	means, with respect to the research, Development, Manufacture, or commercialisation of a Compound or Product, as the case may be, the engagement in reasonable and good faith efforts, including the commitment of reasonably necessary resources as would be expected in the innovator pharmaceutical industry for compounds or products with similar commercial and scientific potential at a similar stage in their lifecycle, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity (including Patent coverage and regulatory exclusivity) and the likelihood of regulatory approval. Commercially Reasonable Efforts shall be determined on a market by market basis for each Compound and each Product, as applicable, without regard to the particular circumstances of a party, including any other product opportunities of such party;

Competitor	means any Third Party who (whether itself or whose Affiliates or its or their sublicensee(s)): [ ];

Compound	means [ ] in particular TYG100;

Confidential Information	has the meaning given in Clause 12.1;

Control	means, with respect to any material, Information, or Intellectual Property Right, to have the right, whether directly or indirectly, and whether by ownership, licence or otherwise, to assign, or grant a licence, sub-licence or other right to or under such material, Information or Intellectual Property Right without violating the terms of any agreement or other arrangements with any Third Party;

Data Exclusivity	means a period during which data used to obtain a Health Registration Approval cannot be relied upon by any other Person to obtain Health Registration Approval for the sale of a similar or equivalent product to the Product or during which similar or equivalent medicines for the same indication cannot be placed on the market as a result of orphan drug designation or similar applicable regulation;

Development	means a program of research to develop the Product through Health Registration Approval;

Development Programme	shall have the meaning given in Clause 5.1, and such development programme to be prepared in accordance with Clause 5 and on the model set out in Schedule 3 B;

Dossier	means the master regulatory dossier or dossiers relating to the Product prepared by or on behalf of either party in order to obtain Health Registration Approval for the Product in the Territory;

Effective Date	means (a) with respect to the Original Territory, October 19, 2018 (the “Original Effective Date”); and (b) with respect to the United States, the Amendment Date;

First Commercial Sale	means the first sale for monetary value for use or consumption by the general public of a Product in a country in the Territory after all the Health Registration Approvals for such Product have been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Health Registration Approvals necessary to commence commercial sales, such as so called “treatment IND sales”, “named patient sales” and compassionate use sales” shall not be considered a First Commercial Sale;

Future Licensed Patent	means a Patent in the Territory which the Licensor agrees to license to Apollomics under this Agreement under Clause 10.3;

Greater China	means the People’s Republic of China, for the purposes of this Agreement, including Taiwan, Hong Kong and Macau;

Health Authority	means any applicable supra-national, federal, national, regional, provincial, or local regulatory agency, department, bureau, commission, council or other government entity regulating or otherwise exercising authority with respect to the Commercialisation of the Compound or Product in the Territory;

Health Registration Approval	means, with respect to a country in the Territory, any and all approvals, licences, registrations, or authorisations of any Health Authority necessary to Commercialise the Product or Compound in such a country, (excluding in respect of clinical trials) including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre-and post- approval marketing authorisations (including any required Manufacturing approval or authorisation related thereto), (c) labelling approval and (d) technical, medical and scientific licences;

Information	means any data, results, technology and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, pharmacovigilance, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures;

Intellectual Property	means all intellectual property including all Patents, trade marks, service marks, registered designs, utility models, design right, database rights, copyright (including copyright in software and computer algorithms), trade secrets and other confidential information, know-how, and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not, and including the right to apply for and all applications for any of the foregoing rights, the right to claim priority, the right to sue for past infringements and common law or equitable remedies in respect of any of the foregoing rights, and any renewals, extensions or restorations, and divisional, continuation and reissued applications of the foregoing rights, together with rights to sue for unfair competition or for passing off, including in respect of past activities (and “Intellectual Property Rights” means rights, title and interest in such Intellectual Property);

Joint Steering Committee or JSC	means the committee formed by the parties as described in Clause 3.1;

Licensed Know-How	means all the Information Controlled by TYG on or after the Original Effective Date, including the Information described in Schedule 1, being Information that is not generally known and that is necessary or useful for Manufacture or Commercialisation of the Compounds or the Products;

Licensed Patents	means Patents which TYG either owns or Controls and which are: (i) detailed in Schedule 4; (ii) filed on or after the Original Effective Date claiming any inventions described or comprised within the Licensed Know-How; (iii) Future Licensed Patents; and (iv) any Patents claiming priority from the Patents described in (i) or (ii) or (iii);

Licensed Technology	means the Licensed Know-How, the Licensed Patents and any Future Licensed Patents;

Marketing Plan	means a plan described in Clause 8.1;

Manufacture	means with respect to a Product or Compound, the synthesis, manufacturing, processing, formulating, packaging, labelling, holding, discarding, shipping, and quality control testing of such Product or Compound;

Medical Affairs Liaison Officer	means persons appointed by each party to communicate with the other party regarding information to be exchanged pursuant to Clause 6;

Month	means calendar month;

Net Receipts	means [

]

[ ] [

]

[

]

[
]

[

]

[

]

[

];

Net Sales	[

]

[ ] [

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[

]

[

]

[

]

[

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[

]

[

]

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]

[

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Apollomics Indemnitee	shall have the meaning given in Clause 11.6;

Patents	means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents, and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents and patent applications ((a), (b) and (c));

Payments	shall have the meaning set forth in Clause 9.9;

Permitted Sublicensee	means a Third Party to which Apollomics has granted a sublicence of its rights under this Agreement for the Development, Manufacture and/or Commercialisation of Products in any part of the Territory;

Person	means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organisation, including a government or political subdivision, department or agency of a government;

Product	means any product or formulation containing the Compound as API;

Product Trade Mark	means any trade mark, which has been jointly selected by the parties, for the Product in the Territory (or any part of the Territory) and notified to the Licensor in accordance with provisions of Clause 8.3;

Programme Trials	means pre-clinical and clinical testing, including without limitation toxicological, stability, pharmacological, and clinical studies in human beings, carried out by or on behalf of either party, whether required in connection with obtaining Health Registration Approval for a Product or otherwise, and whether carried out inside or outside the Territory;

Quarter	means a period of three (3) Months commencing on 1 January, 1 April, 1 July or 1 October;

Regulatory Documentation	means all applications for registration, licences, authorisations, and approvals (including all Health Registration Approvals), all correspondence submitted to or received from Health Authorities (including minutes and official contact reports relating to any communications with any Health Authority) and all supporting documents and all clinical studies and tests, relating to any Compounds or Products, and all data contained in any of the foregoing, including all investigational new drug applications, Health Registration Approvals, regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files;

Royalty Term	has the meaning set forth in Clause 0;

Supply Agreement	means the supply agreement to be entered into between the parties in accordance with Clause 7;

Term	means the term of this Agreement;

Original Territory	means the Republic of South Africa and Greater China;

Territory	means the Original Territory and the U.S.

Third Party	means any Person other than the parties, and their respective Affiliates;

TYG Indemnitees	has the meaning given in Clause 11.5;

TYG100	means FDP or final drug product, defined on the basis of API of the Product, and which is further described in Schedule 2 currently formulated on Alum;

U.S. or United States	means the United States of America, including all possessions and territories thereof.

Valid Claim	means a claim of a Patent that has not expired or been abandoned, or held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment; and

Year	means a calendar year.

1.2	Interpretation

In this document (except where the context otherwise requires):

i.	references to “in particular”, “including” or “includes” and similar words are used without limitation or qualification to the subject matter of the relevant provision;

ii.

reference to legislation is to it as it is in force for the time being taking account of any amendment, extension, re-enactment or replacement and includes any subordinate legislation (within the meaning of section 21(1) Interpretation Act 1978) for the time being made under it;

iii.	references to a schedule are to a Schedule to this document and the parties must comply with their respective obligations in any schedule;

iv.

any obligation on the parties to do something includes an obligation to procure that it be done and any obligation not to do something includes an obligation not to suffer or permit such thing to be done and to take all necessary action to prevent it; and

v.

where this Agreement refers to “infringement” or “validity” of a patent or other intellectual property right, the national law of the country under which laws the said intellectual property right arises shall determine such infringement or validity.

2.	LICENCE, EXCLUSIVITY, AND RIGHTS OF FIRST REFUSAL

2.1	License to Apollomics under Licensed Technology. TYG hereby grants Apollomics a royalty-bearing licence, under the Licensed Technology, to:

a)

exclusively (even as to TYG, except as set froth in the proviso of this Clause 2.1(a)): Develop and Commercialise the Products in the Territory; provided that TYG, its Affiliates and sublicensees shall have the right to conduct preclinical activities in the Territory;

b)	non-exclusively Manufacture the Products in countries in and outside the Territory solely for supply to:

i.	TYG and its Affiliates for Commercialisation outside the Territory; and

ii.	Apollomics or its Affiliates or Permitted Sublicensees for Commercialisation in the Territory and Development in and outside the Territory.

2.2

2.1 Reasonable Efforts. Apollomics shall use Commercially Reasonable Efforts to Develop and Commercialise the Product throughout the Territory, provided that the parties hereby acknowledge and agree that Apollomics shall focus its efforts on Development and Commercialisation in the United States before pursuing further Development and Commercialisation of the Product in the rest of the Territory.

2.3	[ ]

2.4

Licence to Manufacture. With respect to the license to Apollomics to Manufacture the Product or any component of the Product in countries in and outside the Territory, Apollomics may subcontract the Manufacture on behalf of Apollomics and/or its Affiliates to one or more Third Parties, subject to TYG’s prior approval, such approval not to be unreasonably withheld, conditioned, or delayed, and provided such supplier shall be directly and independently contracted with Apollomics or its Affiliates.

2.5

Prohibition on Export outside the Territory: To the extent permitted by Applicable Laws, Apollomics agrees not to export the Product or Compound outside the Territory for sale outside the Territory, nor sell or offer to sell the Products or Compounds to any Third Party which Apollomics knows or reasonably suspects will, or intends to, export such Products or Compounds outside the Territory for sale outside the Territory. However, in order to receive Product to be marketed or otherwise Commercialised in the Territory, Apollomics and its Affiliates may import such Product from outside the Territory. Further, Apollomics and its Affiliates may export Product outside the Territory for the purpose of supply to TYG and its Affiliates and sublicensees and distributors for marketing outside the Territory.

2.6

Prohibition on Importation into the Territory: TYG shall not during the Term sell or offer to sell Products to Third Parties in the Territory. To the extent legally permitted, TYG shall include in its agreement with Third Party licensees and distributors of Products outside the Territory a prohibition on the import of Products into the Territory by such Third Party licensees or distributors or by purchasers from such licensees or distributors that such licensees or distributors know or reasonably suspect will import Products into the Territory.

2.7

Patents Notice. Apollomics shall immediately notify TYG of any application for Patents in respect of inventions developed or produced from activities contemplated by this Agreement and/or any Licensed Technology, including without limitation any inventions that are demonstrably based on enhancements and/or improvements to any of the Licensed Technology (the “Apollomics Developed Patents”). Apollomics hereby grants to TYG an irrevocable, fully paid up, non-exclusive and sub-licensable license under the Apollomics Developed Patents to Commercialise and Manufacture Products outside the Territory and for developing and commercializing future S-TIR™ derived products inside and outside the Territory.

2.8

Sub-Licensing Rights.. Apollomics shall have the right to freely grant sublicenses under this Agreement to its Affiliates. Apollomics shall have the right to grant sublicenses under this Agreement to Third Parties for Development, Manufacture and/or Commercialisation of Products in all or any part of the Territory, subject to TYG’s prior consent, such consent not to be unreasonably withheld, conditioned, or delayed, each such sublicensee being a Permitted Sublicensee.

2.9

Sublicensing Responsibilities. If a sublicence is granted pursuant to Clause 2.8 above, Apollomics shall continue to be responsible for all acts and/or omissions of the Affiliates and any Permitted Sublicensee, and Apollomics shall remain responsible for payment of all sums due to TYG hereunder. Apollomics shall indemnify TYG against any loss, damages, costs, claims or expenses which are awarded against or suffered by TYG as a result of any breach by the Affiliate or Permitted Sublicensee. Apollomics shall prohibit its Affiliates and Permitted Sublicencees from further sub-licensing any of the rights granted under this Agreement unless the Affiliate or Permitted Sublicensee obtains TYG’s prior written consent. Apollomics will remain responsible in full as described in this section for every Permitted Sublicensee, not only the one that Apollomics directly sublicensed to.

3.	JOINT STEERING COMMITTEE

3.1

Purpose; Formation. The parties hereby establish a joint steering committee (the “Joint Steering Committee” or “JSC”) that will monitor and oversee Apollomics’s activities under this Agreement and facilitate communications between the parties with respect to the development and commercialization of the Product.

3.2

Composition. The JSC shall consist of six (6) members, with three (3) members appointed by each party. Each party shall appoint its initial members of the JSC by providing written notification to the other party within [                    ] after the Amendment Date. The JSC may change its size from time to time by mutual consent of its members provided that the JSC shall at all times consist of an equal number of representatives of each of Licensor and Apollomics. Each party may replace any of its JSC representatives at any time upon written notice to the other party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC. A representative selected by Licensor will chair the JSC. The role of the chairperson shall be to convene and preside at meetings of the JSC, but the chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

3.3	Specific Responsibilities. In addition to its overall responsibility for monitoring and providing a forum to discuss Apollomics’s activities under this Agreement, the JSC shall in particular:

i.	review each Development Programme submitted by Apollomics from time to time and agree a final version for implementation by Apollomics;

ii.	oversee Apollomics’s activities under this Agreement relating to the Product and Programme Trials, including the progress of diligence obligations and milestone events;

iii.	facilitate the flow of Information between the parties with respect to the development of, and obtaining Health Registration Approval for, the Products;

iv.	review and provide feedback on TYG’s (or its Affiliates’ or sublicensees’, as applicable) development and regulatory activities outside of the Territory;

v.	oversee the preparation and review of the Quarterly development and sales reports;

vi.	perform such other functions as appropriate to further the purposes of this Agreement as allocated to it in writing by the parties.

3.4

General Committee Authority. The JSC shall only have the powers expressly assigned to it in this Agreement and shall not have any power to otherwise amend, modify, or waive compliance with this Agreement.

3.5

Decision-Making. The JSC shall act by consensus. The representatives from each party will have, collectively, one (1) vote on behalf of that party. If the JSC cannot reach consensus, either party may refer the matter to one senior executive of each party (e.g., the Chief Executive Officer of such party or an executive of such party who reports directly to the Chief Executive Officer) for resolution. Such senior executives shall use good faith efforts to resolve promptly such matter. If such senior executives cannot resolve the matter within [                                ], then such senior executive of TYG shall have the final decision-making authority on such matter; provided that in any event, the senior executive of Apollomics shall have the final decision-making authority on Development, Manufacture, and Commercialisation related matters of the Product within the Territory; provided that no such decision shall be reasonably likely to have a material, negative impact on the Development of Products in countries outside the Territory.

3.6

Meetings. The JSC shall meet within [                    ] of the Amendment Date and thereafter at least once every [ [                    ] s, or more frequently as may be agreed by the parties. Meetings may be held either in person or by teleconference or videoconference. The parties shall agree upon the location of any in-person meetings of the JSC. Each party shall bear all the expenses of its respective JSC members.

4.	DISCLOSURE OF TECHNICAL DATA; TYG DELIVERABLES

4.1

Within [                    ] after the Amendment Date, TYG shall provide to Apollomics all Information in its possession relating to the Product, including all pre-clinical data, Licensed Technology, and the Dossier, if any, for the Products, which:

i.	has not already been disclosed to Apollomics; and

ii.	Apollomics requires for its applications to the relevant Health Authority for Programme Trials or Health Registration Approval within the Territory.

Such Information shall include without limitation all the Information set out in Schedule 1.

4.2

TYG shall also disclose to Apollomics all Information relating to the Products, within [                    ] of developing or acquiring such Information, or within the timeframe required by any relevant Health Authority (whichever timeframe is shorter), which:

i.	TYG may develop or acquire during the Term, including without limitation all such technical information which it may obtain from any of its sub-licensees outside the Territory; or which

ii.	Apollomics requires or reasonably requests in support of its application to the Health Authority for Programme Trials or Health Registration Approval within the Territory.

4.3

Apollomics shall use the Information disclosed to it pursuant to Clauses 4.1 and 4.2 only for the purposes contemplated in this Agreement, including the Development, Manufacture, and Commercialisation of the Product in the Territory.

4.4

TYG shall use Commercially Reasonable Efforts to (a) supply Apollomics with TYG100 API for testing purposes at Apollomics’ request, and (b) provide Apollomics with all of the deliverables set forth on Schedule 6 (together, (a) and (b), the “Deliverables”). The parties acknowledge and agree that the [                                                                         ] milestone payment required to be paid by Apollomics to TYG upon signing of this Agreement under Clause 9.1(b) shall first be applied by TYG towards the commission of the work necessary for delivery of the Deliverables. TYG represents and warrants that it has a good faith belief that [                                                                                                          ] will be adequate to commission the research work necessary for delivery of the Deliverables. However, notwithstanding the foregoing, if the cost to TYG of commissioning such work will exceed [                                                                                                      ], TYG shall so notify Apollomics in writing and shall provide Apollomics with an updated budget for completion of such work (the “Budget Overrun Notice”). If Apollomics agrees to cover the costs for the completion of such work that exceed [                                                                                      ] in line with such updated budget, then TYG shall commission the performance of the necessary activities to complete the work and shall provide the Deliverables to Apollomics. If Apollomics does not agree to fund completion of such work, or if Apollomics does not respond to TYG’s Budget Overrun Notice within [                                             ] receipt of such notice, then TYG shall not be required to make such expenditure and its obligation to use its Commercially Reasonable Efforts to provide the Deliverables shall have been discharged; provided that TYG will provide Apollomics with all data and in-process Deliverables developed in connection with such activities up to such time. Notwithstanding the foregoing, Apollomics acknowledges that such work constitutes a research and development project and that given the uncertain nature of scientific research, specific results, outcomes or timings cannot be guaranteed. Consequently, no condition, warranty or representation, express or implied, is given as to the deliverability of the Deliverables, the Deliverables themselves or any other results to be obtained from such work.

4.5

TYG shall also provide the JSC with regular (at least quarterly) updates on TYG’s (or its Affiliates’ or sublicensees’, as applicable) development and regulatory activities for the Product outside of the Territory. TYG shall consider in good faith all comments from the JSC with respect thereto.

5.	DEVELOPMENT PROGRAMME

5.1

Purpose. The parties, through the JSC, shall mutually agree on a development programme in advance of filing of the first IND filing for the Product in the Territory, the purpose of which shall be to obtain Health Registration Approval for the Product or Compound in the Territory (the “Development Programme”). Without limiting the foregoing, within [                    ] after the Effective Date, TYG shall submit to the JSC an initial Development Programme for each country of the Territory for review and consideration by the JSC. As Development progresses in each country of the Territory, the JSC will refine the applicable Development Programme to include a detailed timetable for all required actions in each country of the Territory, as well as plans for pre-launch activities and an outline of post-launch activities.

5.2

Updates. By the second week of January of each Year during the Term, Apollomics shall submit to the JSC an updated Development Programme that will include a reasonably detailed description of activities for the coming Year, as well as an update of all other sections of the plan.

5.3

Execution. The parties shall promptly and faithfully execute each Development Programme that is agreed by the JSC, provided that if any substantive changes are determined by a party to be necessary, then such proposed changes to the Development Programme shall be submitted to the JSC for agreement before such Development Programme is executed.

5.4	Subcontractors. Each party may subcontract portions of its work under the Development Programme to (i) any Affiliate or (ii) any Third Party; provided:

i.	such subcontract is in writing and is consistent with the terms and conditions of this Agreement including the confidentiality provisions of Clause 12;

ii.

rights granted to such subcontractor are restricted to only those reasonably necessary or reasonably useful for performance by the subcontractor of the portions of work on behalf of the relevant party; and

iii.

the sub-contracting party will remain responsible (at its cost) for all acts or omissions of any subcontractor it appoints (including any acts or omissions which result in a breach of the terms of this Agreement) and shall ensure that each subcontractor complies with the terms and conditions of this Agreement.

5.5

Development Records. Apollomics shall maintain complete, current and accurate records of all work conducted by it under its development activities (including without limitation preclinical activities, non-clinical activities, development relating to chemistry, manufacture and control, and clinical activities), and all Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory purposes and complying with applicable national and international guidelines. TYG shall have the right to review all records directly related to Apollomics obligations hereunder that are maintained by Apollomics at reasonable, mutually agreeable times, upon TYG’s written request. TYG has the right to (on reasonable demand) receive copies of and to use any such information for the purpose of developing and commercializing the Compound for use outside the Territory and for developing and commercializing future S-TIR™ derived products inside and outside the Territory.

5.6

Health Registration Approval. Apollomics shall be solely responsible for obtaining Health Registration Approval in each country of the Territory, including, where applicable, obtaining accelerated review of each application for Health Registration Approval. Apollomics shall be solely responsible, at its sole cost and expense for effecting such amendments to the Dossier as may be required, after filing with the appropriate Health Authority in the Territory, to ensure that the Dossier complies with and satisfies the requirements of the Health Authority in connection with obtaining Health Registration Approval for a Product in each country in the Territory. TYG shall provide Apollomics with all information and support reasonably requested by Apollomics in connection with seeking, obtaining, and maintaining Health Registration Approvals in the Territory, provided that Apollomics shall reimburse TYG for the reasonable out-of-pocket costs associated with providing the data to Apollomics.

5.7

Apollomics shall furnish TYG promptly, and in any event on TYG’s written request, a copy of all material correspondence and documents provided to and received from the Health Authorities in each country of the Territory, including the Dossier, which TYG may use for product registration outside the Territory. For avoidance of doubt, this usage will trigger royalty payments as outlined in Clause 9.2(iii).

6.	PRODUCT SAFETY

6.1	The parties shall agree in writing, and comply with, detailed written procedures for communicating Adverse Events, and other safety information.

6.2	Within [ ] of the Amendment Date, each party shall appoint a Medical Affairs Liaison Officer to communicate with the other regarding information pursuant to this Clause 6.

6.3	Apollomics shall

i.

Ensure that all Products marketed, provided or sold by Apollomics, its Affiliates or Permitted Sublicensees in the Territory, to the extent Manufactured by Apollomics or its Affiliates or by Third Party suppliers subcontracted by Apollomics or its Affiliates, are of the quality in compliance with all applicable laws and regulations of the Territory. Breaches by TYG of their warranty to supply products which comply with all applicable laws and regulations of the Territory pursuant to any supply agreement with Apollomics shall not constitute a breach by Apollomics of the warranty in this Clause 6.3 by Apollomics;

ii.	maintain a central database for the Territory containing all actual and suspected Adverse Events, and other Information relevant to the safety of the Product; and

iii.	make a central database available to TYG’s Medical Affairs Liaison Officer or such other representative of TYG as may be agreed upon by the parties from time to time in writing.

6.4

Adverse Events outside the Territory: During the Term, TYG shall inform Apollomics of any Adverse Event, whether actual or suspected, in respect of the Product anywhere in the world outside the Territory about which TYG obtains information, in accordance with the following provisions. TYG shall report to Apollomics’s Medical Affairs Liaison Officer:

i.

by telephone or in writing any information about any Adverse Event concerning drug reactions that are life-threatening or cause death within [                            ] after initial determination by TYG that the Adverse Event is serious;

ii.	in writing any information about any Adverse Event that does not fall within Clause 6.4i within [ ] after initial determination by the Licensor that the Adverse Event is serious; and

iii.	in writing any information about any non-serious Adverse Event that does not fall within Clauses 6.4i and ii within [ ] after TYG has received the information;

6.5	TYG’s reports according to Clause 6.4 shall contain any relevant information reasonably required by Apollomics to meet the requirements of any Health Authority in the Territory.

6.6

Adverse Events inside the Territory: During the Term, Apollomics shall inform TYG of any Adverse Event, whether actual or suspected in respect of the Product within the Territory about which Apollomics obtains information, in accordance with the following provisions. Apollomics shall report to TYG’s Medical Affairs Liaison Officer:

i.

by telephone or in writing any information about any Adverse Event concerning drug reactions that are life-threatening or cause death within [                        ] after initial determination by Apollomics that the Adverse Event is serious;

ii.	in writing any information about any Adverse Event that does not fall within Clause 6.6i within [ ] after initial determination by Apollomics that the Adverse Event is serious; and

iii.	in writing any information about any non-serious Adverse Event that does not fall within Clauses 6.6i and ii within [ ] after Apollomics has received the information.

Apollomics’s reports according to this Clause 6.6 shall contain any relevant information reasonably required by TYG to meet the requirements of any Health Authority in the Territory.

6.7	Notifying Events: Apollomics shall ensure that:

i.	any Adverse Events in the Territory are investigated and reported, where appropriate, to the Health Authority in the Territory in accordance with the laws and regulations of the Territory; and

ii.	any required safety updates for the Product in the Territory are implemented.

7.	SUPPLY

7.1

Supply Agreement. Upon Apollomics’s request, the parties shall enter into a Supply Agreement whose commencement shall be conditional upon TYG having access to GMP manufactured Product, pursuant to which:

i.

The parties shall discuss and agree a suitable price for the Product given its likely market price and TYG shall use reasonable efforts to supply Apollomics with the manufactured Product in total or its components [                                                                 ] for use within the Territory;

ii.	Apollomics shall be responsible, at its cost, for the labelling, packaging, and distribution of the Product within the Territory; and

iii.

Apollomics shall be responsible for paying any costs associated with transport of the Product or any of its parts to Apollomics or its nominee (including the costs of carriage and insurance, and any export and import duties).

7.2

Reverse Supply Agreement. Upon TYG’s request, the parties shall enter, and Apollomics shall procure that any relevant Permitted Sublicensee with Manufacturing rights shall enter, into a Supply Agreement whose commencement shall be conditional upon Apollomics, its Affiliates or Permitted Sublicensee (as applicable) having access to GMP manufactured Product, pursuant to which:

i.

The parties shall discuss and agree a suitable price for the Product given its likely market price and Apollomics shall, and shall procure that its Affiliates and any relevant Permitted Sublicensee shall, use reasonable efforts to supply TYG with the manufactured Product in total or its components [                                                                                                                                                                                                                                          ] to be used for the rest of the world except the Territory, and Apollomics agrees not to supply Product to any other Party for sale outside the Territory without TYG’s prior written consent;

ii.	TYG shall be responsible, at its cost, for the labelling, packaging, and distribution of the Product outside the Territory;

iii.	TYG shall be responsible for paying any costs associated with transport of the Product to TYG or its nominee (including the costs of carriage and insurance, and any export and import duties);

iv.

TYG shall submit to Apollomics, its Affilate or Permitted Sublicensee (as applicable) the estimated quantities of the Product and/or its components at least [                    ] before delivery together with proposed timing of delivery of such quantities;

v.

Apollomics shall, and shall procure that its Affiliates and any relevant Permitted Sublicensee shall, use reasonable efforts to supply TYG with such form and quantities of the Product at such times as shall be agreed on by the parties in writing in the Supply Agreement, provided that Apollomics, its Affilates and Permitted Sublicensees shall be under no obligation to manufacture or supply a different formulation of the Product specifically than used for market or clinical trial supply in the Territory.

vi.

If the current supplier of Apollomics, its Affiliate or Permitted Sublicensee is not capable to supply TYG according to time and quantities agreed according to Clause 7.2(iv), Apollomics agrees to transfer, and shall procure that its Affiliates and Permitted Sublicensees transfer, all Information necessary to an additional supplier to supply TYG according to this Clause 7.2. Such additional supplier will be chosen by TYG (subject to Apollomics’ consent, not to be unreasonably withheld or delayed) and be contracted with Apollomics, its Affiliate or Permitted Sublicensee as applicable in respect of technology transfer matters, and any such technology transfer shall be (a) charged by Apollomics, its Affiliate or Permitted Sublicensee on an FTE basis and shall be at TYG’s cost, and (b) shall be subject to such other reasonable terms and conditions regarding the execution of the technology transfer as are customary in technology transfer agreements.

7.3

If Apollomics requires practical assistance from TYG with respect to the activities contemplated by the Development Programme, the parties will negotiate and agree a services agreement for the supply of TYG resources. Such agreement shall include minimum hours and the applicable hourly rate.

8.	MARKETING PLANS

8.1

Marketing Plans. Not less than [                        ] before the anticipated date of First Commercial Sale in a country in the Territory, as set out in the Development Programme and by [                                         ], Apollomics shall prepare a full Marketing Plan which shall include a description of the positioning of the Product, sales materials, trade show support, and educational campaigns for the Product in each country in the Territory, and a sales forecast for the year covered by the Marketing Plan.

8.2

Marketing Diligence. Upon receipt of Health Registration Approval of the Product in a country in the Territory, Apollomics shall during the Term at its own cost and expense use Commercially Reasonable Efforts to Commercialise the Product in such country.

8.3

Product Trade Mark in the Territory. No later than [                            ] before the anticipated date of First Commercial Sale with regard to each country of the Territory, the parties shall select the Product Trade Mark as proposed by Apollomics for use on the Product in such country. Apollomics may register such Product Trade Mark in the Territory at Apollomics’s cost and TYG may register such Product Trade Mark in any country outside of the Territory at TYG’s cost. Without limiting the foregoing:

i.	Each party shall notify the other party if it is required by any Health Authority to amend or change such Product Trade Mark;

ii.

Neither party shall use any trade mark or name on or in connection with the Product other than the Product Trade Mark and any of such party’s own company trade marks without the other party’s prior approval, such approval not to be unreasonably withheld or delayed; and

iii.	All goodwill accruing to the Product Trade Mark through its use in the Territoryshall accrue to the benefit of Apollomics;

iv.	All goodwill accruing to the Product Trade mark through its use outside of the Territory shall accrue to the benefit of TYG;

v.	Neither party shall use the Product Trade Mark as a part of any corporate or trading name of such party or any Affiliate of such party.

8.4	Development, Production, Labelling and Packaging. Apollomics undertakes:

i.

to develop and manufacture Product and design labelling and packaging for Commercialisation of the Product in each country in the Territory at its sole cost and expense, provided that the general quality, design, and content of such Product, labelling, packaging, and any information supplied with the Product by Apollomics shall be submitted to TYG for its reference and information;

ii.

not to use any misleading statements or misrepresentations on the packaging of the Product or use any defective packaging materials and to comply in all respects with all local regulations and laws and the Health Registration Approval in connection with the labelling and packaging of the Product and the information provided on such labelling and packaging;

iii.	not to use any packaging that may adversely affect the Product in any way whatsoever, including without limitation reducing the Product’s approved shelf life; and

iv.

Apollomics acknowledges that it shall be solely responsible for the development, manufacture, labelling and packaging of the Product in compliance with its obligations under this Clause 8.6. Notwithstanding anything to the contrary herein, Apollomics’s obligations of development and manufacture of Product according to this Clause 8.6 will only be valid if Apollomics does not decide to purchase Product from TYG or if TYG does not have access to the Product as set out in Clause 7.1; provided however, this condition does not apply to labelling and packaging.

9.	FINANCIAL PROVISIONS

9.1	Milestone Payments.

a)	One-Time Development Milestone Payments for the Original Territory.

Subject to the other provisions of this Clause 9.1, Apollomics shall make the following non-refundable and non-creditable milestone payments to TYG after the first achievement of each milestone event for a Product or Compound in the Original Territory as set forth below. The parties acknowledge and agree that the milestone payment for signing of the Original Agreement has already been made. Within [                    ] following the first occurrence of each of the other milestone events listed below, Apollomics shall provide written notice to Licensor of the achievement of such milestone event, and Licensor shall issue an invoice to Apollomics for the related milestone payment.

Milestone Event	Milestone Payment (US$)
1. [ ]	[ ] [ ]

2. [ ]	[ ]

3. [ ]	[ ]

4. [ ]	[ ]

Grand total of all Development milestones for the Original Territory	[ ]

b)	One-Time Development Milestone Payments for the United States.

Subject to the other provisions of this Clause 9.1, Apollomics shall make the following non-refundable and non-creditable milestone payments to TYG after the first achievement of each milestone event for a Product or Compound in the United States as set forth below. The milestone payment for signing of this Agreement shall be made within [                    ] after APL’s receipt of an invoice from Licensor for the same issued on or after the Amendment Date. Within [                    ] following the first occurrence of each of the other milestone events listed below, Apollomics shall provide written notice to Licensor of the achievement of such milestone event and payment of the applicable milestone shall be due, and Licensor shall issue an invoice to Apollomics for the related milestone payment.

Milestone Event	Milestone Payment (US$)
1. [ ]	[ ]

2. [ ]	[ ]

3. [ ]	[ ]

4. [ ]	[ ]

Grand total of all Development milestones for the United States	[ ]

[                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            ]

c)

One-Time Commercial Milestone Payments for the United States. Subject to the other provisions of this Clause 9.1, Apollomics shall make the following non-refundable and non-creditable milestone payments to TYG after the first achievement of each milestone event for a Product or Compound in the United States as set forth below. Within                     following the first occurrence of each milestone event listed below, Apollomics shall provide written notice to Licensor of the achievement of such milestone event and payment of the applicable milestone shall be due, and Licensor shall issue an invoice to Apollomics for the related milestone payment.

Milestone Event	Milestone Payment (US$)

1. First time annual Net Sales of a Product in the United States reach [ ]	[ ]

2. First time annual Net Sales of a Product in the United States reach [ ]	[ ]

3. First time annual Net Sales of a Product in the United States reach [ ]	[ ]

Grand total of all Commercial milestones for the United States	[ ]

d)

Milestone Payment Terms. Milestone payments due hereunder shall be paid to Licensor within [                                ] after Apollomics’s receipt of the applicable invoice. In the event that Apollomics fails to notify Licensor within [                    ] following occurrence of any milestone event, interest shall be due and payable to TYG at the rate provided for in Clause 9.7 in respect of each day of Apollomics’s delay of notification beyond the [            ] following the first occurrence of such milestone event.

e)	Milestones Payable Only Once. Each milestone payment by Apollomics to Licensor hereunder shall be payable only once, regardless of the number of times achieved by the Products.

f)	[ ]

i.	[ . ].

ii.	[ ]

iii.	[ ]

9.2	Royalties.

i.

Royalties Payable by APL for the Original Territory. Apollomics shall pay to TYG a running royalty at the following royalty rates, on Net Sales of the Products in all countries of the Territory during the Royalty Term.

Aggregate Annual Net Sales of the Products in the Original Territory for a Particular Year	Royalty Rate Applicable to All Net Sales in such Year

For a Year in which annual cumulative Net Sales throughout the Original Territory are less than [ ]	[ ]

For a Year in which annual cumulative Net Sales throughout the Original Territory are [ ]	[ ]

ii.

Royalties Payable by Apollomics for the United States. Apollomics shall pay to TYG a running royalty at the following royalty rates, on Net Sales of the Products in the United States during the Royalty Term.

Aggregate Annual Net Sales of the Products in the United States for a Particular Year	Royalty Rate Applicable to All Net Sales in such Year

For that portion of aggregate Net Sales in the United States that is greater [ ]	[ ]

For that portion of aggregate Net Sales in the United States that is equal to or greater than [ ] but less than [ ]	[ ]

For that portion of aggregate Net Sales in the United States that is equal to or greater than [ ] but less than [ ]	[ ]

For that portion of aggregate Net Sales in the United States that is equal to or greater than [ ] but less than [ ]	[ ]

For that portion of aggregate Net Sales in the United States that is equal to or greater than [ ]	[ ]

iii.

Combination Products. If the Product is incorporated in any other product (a “Combination Product”) marketed by Apollomics or its Affiliates and/or TYG or its Affiliates, and the Product is not priced separately from the Combination Product, the Net Sales of such Product shall be deemed to be the proportion of the price of the Commination Product based on the fair market value of the individual components when sold separately in the applicable country, or in the absence of separately sold Product, a proportion of sales based on the difference between the separately sold other component(s) of the combination and the Combination Product.

iv.	Royalties Payable by Apollomics on Net Receipts. Apollomics shall pay to TYG a royalty of [ ] of all Net Receipts.

v.	Royalties Payable by TYG. TYG shall pay to Apollomics a running royalty at the following royalty rates, on Net Sales of the Products in all countries outside the Territory during the Royalty Term:

Aggregate Annual Net Sales of the Products outside the Territory for a Particular Year	Royalty Rate Applicable to All Net Sales in such Year

For a Year in which annual cumulative Net Sales outside the Territory are less than [ ]	[ ] [ ] [ ]

For a Year in which annual cumulative Net Sales outside the Territory are [ ] or more	[ ] [ ] [ ]

Notwithstanding the foregoing, the parties agree that the royalty under this Clause 9.2(v) are payable for Net Sales in a particular country outside the Territory only if the Health Registration Approval of Product in that particular country was obtained by TYG, its Affiliates or its licensee based on data provided by Apollomics. For purposes of calculating the royalty rates under this Clause 9.2(iv), the “Contribution Percentage” shall be calculated as follows:

Events for Calculating Contribution Percentage	Contribution Percentage

[	[ ]

]
[	[ ]

]
[	[ ]

]
[	[ ]

]

9.3	Royalty Term

a)	Apollomics’s obligation to pay royalties under Clause 9.2(i) and 9.2(ii) shall expire, on a country-by-country basis with respect to each separate Product on the later to occur of: [

                                                                                              ]

b)	TYG’s obligation to pay royalties under Clause 9.2(v) shall expire, on a country-by-country basis with respect to each separate Product on the later to occur of: [

                                                                                                                                                                                                             ]

[                                                                  .

                                                          ]

c)

Royalty Payments All payments due to TYG hereunder shall be made by wire transfer of immediately available funds into an account designated by TYG. All payments due to Apollomics hereunder shall be made by wire transfer of immediately available funds into an account designated by Apollomics.

d)

Sales not subject to Royalties: Sales between a party hereto and its Affiliates or its Permitted Sublicensees or (in the case of TYG) its sublicensees shall not be subject to royalties. Royalties shall be calculated on either party’s, its Affiliates’ or Permitted Sublicensee’s or (in the case of TYG) it ssublicensees’ sale of the Product to a Third Party. Royalties shall be payable only once for any given batch of the Products.

e)

Calculation of Royalty Payments and Reports: The royalties shall be calculated and paid Quarterly, on a year-to-date cumulative basis, as of the last day of March, June, September, and December respectively, for the Quarter ending on each of these dates. Apollomics shall deliver a written report to TYG within [                    ] after the end of each Quarter that shows, with respect to each country and each Product, the sales volume, gross sales amount, Net Sales of the Product during such Quarter, and a calculation of related royalties. The royalties for such Quarter shall be paid by Apollomics within [                    ] after Apollomics’s receipt of an invoice from TYG for the same. In the event any royalty under Clause 9.2(iii) is payable, TYG shall deliver a written report to Apollomics within [                        ] after the end of each Quarter that shows, with respect to each country and each Product, the sales volume, gross sales amount, Net Sales of the Product during such Quarter, and a calculation of related royalties. The royalties for such Quarter shall be paid by TYG within [                        ] after TYG’s receipt of an invoice from Apollomics for the same.

9.4

Development Costs and Reimbursement. Apollomics shall be responsible for all costs associated with the activities under the Development Programme, including clinical trials. If any kind of data generated in the Territory is used to support Health Registration Approval outside the Territory performed by TYG, Apollomics is eligible to royalties outlined in Clause 9.2(v) of every income which TYG receives from royalties or sales of the Product outside the Territory. This requires that Apollomics agrees under this Agreement to provide and disclose all development, manufacturing, and trial know-how including data of any kind to TYG within [                            ] after TYG’s request for such know-how and data.

9.5

Foreign Exchange. Where Products are sold in a currency other than United States dollars (USD), royalties shall be calculated and paid in USD. The rate of exchange to be used for converting such other currency into United States dollars shall be [                                                                                                                                                                                                                                  ]

9.6	All costs of transmission and currency conversion shall be borne by payor.

9.7

Late Payments. If either party does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 ]. For avoidance of doubt, Apollomics will remain responsible for all duties and payments to TYG hereunder for the Term of this Agreement lasts even if a Product in any region of the Territory is sub-licensed by Apollomics to a Third Party. Apollomics will incorporate all necessary stipulations into a referring contract with such a Third Party as required to be able to fulfil this responsibility. In addition, if Apollomics fails to pay the amounts for a period of [                             ] after the amounts are due, TYG may terminate this Agreement by written notice pursuant to Clause 15.2(a), and if the Agreement is so terminated, all the rights for the Product return to TYG and all material shall be returned to TYG within [                        ]. This termination does not free Apollomics of its obligation to pay the outstanding invoice(s)

9.8	Records; Audits

a)

Each party hereto shall keep complete and accurate records or books of account in accordance with generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties and other payments due under this Agreement. Such books and records shall be retained by each party, its Affiliates and Permitted Sublicensees and (in the case of TYG) sublicensees until the later of (a) [                    ] after the end of the period to which such books and records relate, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

b)

Upon the written request of TYG, Apollomics shall, and shall cause its Affiliates and Permitted Sublicensees to, permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm reasonably acceptable to the parties to inspect during regular business hours and no more than [                            ] and going back no more than [                            ] preceding the current Year, all or any part of Apollomics’s, its Affiliates’ and Permitted Sublicensees’ records and books necessary to check the accuracy of royalties paid.

c)

Upon the written request of Apollomics, TYG shall, and shall cause its Affiliates and sublicensees to, permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm reasonable acceptable to the parties to inspect during regular business hours and no more than [                    ] and going back no more than [                    ] preceding the current Year, all or any part of TYG’s, its Affiliates’ and sublicensees’ records and books necessary to check the accuracy of royalties paid.

d)

Any amounts shown to be owed but unpaid shall be paid within [                        ] from the accountant’s report, plus interest at the rate specified in Clause 9.7 from the original due date. In case the audit is initiated by TYG, TYG shall bear the full cost of such audit unless such audit discloses an underpayment by Apollomics of more than [                        ] of the amount due, in which case Apollomics shall bear the full cost of such audit. In case the audit is initiated by Apollomics, Apollomics shall bear the full cost of such audit unless such audit discloses an underpayment by TYG of more than [                            ] of the amount due, in which case TYG shall bear the full cost of such audit.

9.9	Taxes.

a)

General. All sums payable by a party to the other pursuant to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, unless the deduction or withholding is required by law.

b)	If any deduction or withholding is required by law to be made from any Payments:

i.

The payor shall promptly notify the payee upon becoming aware of the relevant requirements to make such deduction or withholding (or that there is any change in the rate or the basis of that tax deduction);

ii.

the Payment due to the payee shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due had no deduction or withholding been required;

iii.

The payor shall not later than [            ] after each deduction or withholding forward to the payee documentary evidence reasonably required by the payee in respect of the deduction or withholding having been made (and/or, as applicable, any appropriate payment paid to the relevant taxing authority);

iv.	a Payment shall not be increased under paragraph (ii) above by reason of a deduction or withholding if on the date on which the payment falls due:

(i)

the Payment could have been made to the payee without a deduction or withholding if the payee had fulfilled the conditions for full exemption from the deduction or withholding under an applicable double taxation agreement (“Treaty”), but on that date the payee did not (or has ceased to) qualify for exemption under that Treaty (other than as a result of any change after the date of this agreement in any law or treaty or published practice or published concession of any relevant taxing authority, or in the interpretation, administration or application of such law or treaty or published practice or published concession); or

(ii)

The payee does fulfil the conditions for full exemption from the deduction or withholding under an applicable Treaty, but the payee has failed to comply with its obligations under paragraph v below; and

v.	TYG and Apollomics shall co-operate in completing any procedural formalities necessary for the payor to obtain authorisations to make payments without a deduction or withholding.

c)

VAT. All sums payable under this agreement are exclusive of any sales or other value-added tax (“VAT”). Accordingly, if VAT is or becomes chargeable on any supply made by a party to the other party, and the supplier is required to account to the relevant tax authority for the VAT, the party receiving the supply must pay to the supplier (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT, and the supplier must promptly provide an appropriate VAT invoice to the recipient and the supplier shall be responsible for payment of the sum received in respect of VAT to the applicable tax authorities.

10.	INTELLECTUAL PROPERTY

10.1	Licensed Technology This Agreement does not affect the ownership of the Licensed Technology.

10.2

Arising Intellectual Property. All Intellectual Property Rights in or protecting any improvements to or developments of the Licensed Technology, the Compound or the Products made by or on behalf of Apollomics or any of its Affiliates during the Term, including the Apollomics Developed Patents (collectively, the “Apollomics Developed Technology”), shall be owned by Apollomics and promptly disclosed to TYG, and Apollomics hereby grants TYG an irrevocable, fully paid up, non-exclusive and sub-licensable license under the Apollomics Developed Technology to Develop, Manufacture and Commercialise Products outside the Territory and for developing and commercializing future S-TIR™ derived products inside and outside the Territory. Apollomics shall ensure that in all its contracts and arrangements with employees, consultants, subcontractors and Affiliates it acquires all Intellectual Property Rights in such improvements and developments.

10.3	Prosecution of Patents

i.

Future Licensed Patents. If during the Term TYG files or acquires any Patent for an invention relating to the Products or Compound (including one comprised in Licensed Know-How) which covers any part of the Territory it shall notify details of the Patent to Apollomics in writing and with effect from such filing or acquisition such Patent shall be included within Licensed Technology. [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          ]

ii.

Cooperation. Apollomics shall cooperate fully with TYG in the preparation, filing, prosecution, and maintenance of any Future Licensed Patents in the Territory. Such cooperation includes (i) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable TYG to file, prosecute and maintain the Future Licensed Patents in any country, and (ii) promptly informing TYG of matters that may affect the preparation, filing, prosecution, and maintenance of any such Future Licensed Patents.

iii.

Apollomics Developed Patents. If during the Term Apollomics files or acquires any Patent for any Apollomics Developed Technology which covers any part of the Territory it shall notify details of the Patent to TYG in writing and at TYG’s request, shall file an application for (i) such Patent in any country outside the Territory; and/or (ii) a Patent in any country outside the Territory in respect of any other Apollomics Developed Technology; [                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   ]

10.4	Infringement of Intellectual Property Rights by Third Parties.

i.

Notification. Each party shall promptly notify the other party orally and in writing of any existing or threatened infringement of the Licensed Technology through the development or commercialization of a Product in the Territory by a Third Party, of which such party becomes aware (“Product Infringement”), and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any Future Licensed Patents.

ii.

Product Infringement. Apollomics shall not bring any infringement action with respect to the Licensed Technology without the prior written consent of TYG, and if TYG gives consent, shall not take any irreversible or material steps in the action without the prior written consent of TYG. Apollomics shall not settle any claim, suit or action that it brought under this Clause 10 involving Licensed Technology in any manner that would negatively impact such Licensed Technology, without the prior written consent of TYG. TYG shall have the right to, at its discretion, take such enforcement action with respect to Licensed Technology as TYG considers appropriate and Apollomics agrees to be joined into such action if requested by TYG upon Apollomics prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. Each party shall bear its own costs and expenses relating to any enforcement action related to Product Infringement. Any damages or other amounts collected shall first be used to reimburse the parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), and any remaining damages or other amounts collected will be shared by the parties equally. Any amount received by Apollomics above its costs and expenses shall be deemed to be “Net Sales” for which Apollomics shall pay a royalty.

iii.

Infringement of Third Party Rights in the Territory. Subject to the indemnification obligations set forth in Clause [                                                                                      ] if any Product used or sold by Apollomics becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, Apollomics shall promptly notify TYG of such event and the parties shall promptly meet to properly handle the claim or assertion and take the appropriate course of action. If the parties fail to agree on the appropriate course of action, TYG shall have discretion on the action that is taken.

11.	WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1	Mutual Warranties. Each party hereby represents, warrants, and covenants (as applicable) to the other party as follows:

i.

Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

ii.

Authority and Binding Agreement. As of the Amendment Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, and binding obligation of such party that is enforceable against it in accordance with its terms.

iii.

No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other party under this Agreement or performing its obligations under the Agreement.

iv.

No Debarment. In the course of the development of Products, neither party shall use, during the Term, any employee or consultant who has been debarred by any Health Authority, or, to the best of such party’s knowledge, is the subject of debarment proceedings by a Health Authority.

11.2

Additional Representation and Warranty of TYG. TYG represents and warrants to Apollomics that, as of the Amendment Date it has the right under the Licensed Technology to grant the licences to Apollomics as purported to be granted pursuant to this Agreement and TYG is not aware of any actual or potential infringement by the Product or Compound of any Third Party’s Intellectual Property Rights.

11.3

Disclaimer. Apollomics understands that the Products are the subject of on-going clinical research and development and that TYG cannot assure the safety or efficacy of the Products. In addition, TYG makes no warranties except as set forth in this Clause 10 concerning the Licensed Technology.

11.4

NO OTHER REPRESETNATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY INTELLECTUAL PROPERTY RIGHTS, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL IMPLIED REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

11.5

Indemnification of TYG. In addition to any other remedy available to TYG, Apollomics shall indemnify, defend and hold harmless TYG, its Affiliates and their directors, officers, and employees, (“TYG Indemnitees”) in full and on demand from and against any and all Losses incurred by them to the extent resulting from, arising out of or in connection with any claims made or suits brought by a Third Party (“Third Party Claims”) against TYG Indemnitees that arise or result from (a) the breach of any provision of this Agreement by Apollomics, (b) gross negligence or wilful misconduct on the part of any Apollomics Indemnitiees, or (c) the Commercialisation by Apollomics or its Affiliates of the Product (including any claims for death, personal injury or infringement of a Third Party’s rights). Apollomics’s obligation to Indemnify TYG Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from: (A) the negligence or wilful misconduct of any TYG Indemnitee; or (B) TYG’s breach of this Agreement or breach of any Supply Agreement.

11.6

Indemnification of Apollomics. In addition to any other remedy available to Apollomics, TYG shall indemnify, defend and hold harmless Apollomics and its Affiliates, directors, officers, and employees (“Apollomics Indemnitees”) in full and on demand, from and against any and all Losses incurred by them to the extent resulting from or arising out of or in connection with any Third Party Claims against Apollomics Indemnitees that arise or result from (a) the breach of any provision of this Agreement by TYG, (b) gross negligence or wilful misconduct on the part of any TYG Indemnitees, or (c) the Commercialisation by TYG or its Affiliates of the Product (including any claims for death, personal injury or infringement of a Third Party’s rights). TYG’s obligation to Indemnify the Apollomics Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from: (A) the negligence or wilful misconduct of any Apollomics Indemnitees; or (B) Apollomics’s breach of this Agreement or breach of the Supply Agreement.

11.7

Procedure. The indemnified party shall provide the indemnifying party with prompt notice of any Third Party Claim potentially giving rise to an indemnification obligation pursuant to this Clause 11 and the exclusive ability to defend (with the reasonable cooperation of the indemnified party) or settle any such claim; provided, however, that the indemnifying party shall not enter into any settlement for damages other than monetary damages without the indemnified party’s written consent, such consent not to be unreasonably withheld. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defence of any claim or suit that has been assumed by the indemnifying party.

11.8

LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS CLAUSE IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY HEREUNDER, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS OR RELIEVE IT FROM PAYMENTS DUE UNDER CLAUSE 9.

12.	CONFIDENTIALITY

12.1

General Obligations: In this Agreement “Confidential Information” shall, subject to Clause 12.3, mean any and all data, results, know-how (including the Licensed Know-How), plans, business information and other Information, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one party to the other party, including the terms of this Agreement. At all times during the Term and for a period of [                        ] following termination or expiration hereof, each party (the “Receiving Party”) shall, and shall cause its officers, directors, employees, agents, and Affiliates to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other party (the “Disclosing Party”), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

12.2	Permitted Disclosures: Each party may disclose Confidential Information to the extent that such disclosure is:

i.

made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party shall first have given to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or government order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order; or

ii.

made by the Receiving Party to a Health Authority as may be necessary in connection with any filing, application or request for a Health Registration Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

iii.

made by the Receiving Party to a patent authority as may be necessary for purposes of obtaining or enforcing a Intellectual Property Rights (consistent with the terms and conditions of Clause 10); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

iv.

otherwise required by law; provided, however, that the Receiving Party shall (a) provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by the Disclosing Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment.

12.3	Exclusions: Notwithstanding the foregoing, Confidential Information shall not include any information that:

i.	is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party; or

ii.	can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s or its Affiliates’ possession prior to disclosure by the Disclosing Party; or

iii.	is subsequently received by the Receiving Party or its Affiliates from a Third Party who is not bound by any obligation of confidentiality with respect to said information; or

iv.	is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

v.

is independently developed by or for the Receiving Party or its Affiliates without reference to the Disclosing Party’s Confidential Information as demonstrated by documentation or other competent proof.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

12.4

Use of Name: Neither party shall mention or otherwise use the name, insignia, symbol, trade mark, trade name or logotype of the other party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other party.

12.5

Equitable Relief. Each party and its Affiliates acknowledge that a breach of this Clause 12 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other party irreparable injury and damage. By reason thereof, each party and its Affiliates agree that the other party shall be entitled, in addition to any other remedies it may have under this agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other party.

13.	ANTI-BRIBERY

13.1	Each party agrees to:

i.	comply with all Applicable Laws relating to anti-bribery and ant-corruption including but not limited to the Bribery Act 2010 (“Relevant Requirements”);

ii.

maintain in place throughout the term of this Agreement, its own policies and procedures, including but not limited to adequate procedures under the Bribery Act 2010, to ensure the compliance with the Relevant Requirements and will enforce them where appropriate;

iii.	comply with any key anti-bribery policies of the other party which are communicated to it as of the Amendment Date;

iv.	promptly report to other party any request or demand for any undue financial or other advantage of any kind it receives in connection with the performance of this Agreement; and

v.

immediately notify other party (in writing) if a foreign public official becomes an officer of its organisation or acquires a direct interest in it (and it warrants that it has no foreign public officials as officers or direct owners as of the Amendment Date).

13.2

For the purposes of this clause, the meaning of adequate procedures and foreign public official and whether a person is associated with another person shall be determined in accordance with section 7(2) of the Bribery Act 2010 (and any guidance issued under section 9 of that Act), sections 6(5) and 6(6) and section 8 of that Act respectively.

14.	TERM AND TERMINATION

14.1

Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant this Clause 14 or terminated by mutual written agreement shall continue in effect. For clarity, this Agreement shall continue to be effective after the Royalty Term, and after expiry of Royalty Term with respect to a Product in a particular country, the licenses granted to Apollomics in Clause 2.1 shall become fully-paid-up, royalty-free, perpetual, irrevocable, and freely sublicensable.

14.2	Termination for Breach.

a)

Material Breach. In the event that either party (the “Breaching Party”) shall be in material default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety (or on a county by country basis, where Apollomics is the Breaching Party for failing to use its Commercially Reasonable Efforts to Develop and Commercialise the Products in such country of the Territory) by [                    ] prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the notified breach (or if such default cannot be cured within the [                    ] period, if the Breaching Party commences actions to cure such default within the Notice Period and thereafter diligently continues such actions, provided that such default is cured within [                    ] after the receipt of such notice). Notwithstanding the foregoing, in the case of a payment default for [                    ] or longer, then the Non-Breaching Party may terminate this Agreement by written notice, as to which the Breaching Party shall have only a [                    ] cure period after its receipt of written notification from the Non-Breaching Party.

14.3	Termination By TYG. TYG shall have the right to terminate this Agreement upon written notice to Apollomics having immediate effect:

a)

if Apollomics or its Affiliate(s) or Permitted Sublicensees challenges or seeks to challenge the validity of any of the Licensed Patents (Apollomics shall forthwith in writing notify to TYG any decision to challenge the Licensed Patents which it makes or of which it becomes aware); or

b)

in the event of a change of control of Apollomics which causes Apollomics to be controlled by a Competitor, unless Apollomics procures a written warranty to TYG from the new Third Party controlling Apollomics that it will for the term of this Agreement use its Commercially Reasonable Efforts to Develop and Commercialize the Products as if it had no plans to develop, market or sell any other pharmaceutical product which targets gastrin or its receptor(s) in any galenic formulation. Furthermore, the following shall not be considered a change of control unless the transaction(s) result in Apollomics being controlled by a Competitor: (i) any reorganization or other transaction of Apollomics or its Affiliates as a result of which the ultimate shareholders of Apollomics immediately prior to the transaction still directly or indirectly own outstanding voting securities representing more than fifty percent (50%) of the combined voting power of Apollomics or the surviving or acquiring entity, (ii) any transaction the primary purpose of which is to raise capital for Apollomics or its Affiliates, (iii) any transaction with officers, directors, employees or consultants of Apollomics or its Affiliates pursuant to any stock option plan or agreement or other stock incentive program or agreement of Apollomics or its Affiliates, or (iv) an initial public offering or any transaction the primary purpose of which is to facilitate an initial public offering; for purposes of this Clause 14.3(b), “control” shall mean (a) to have direct or indirect beneficial ownership of more than 50% of the share capital, stock, or other participating interest carrying the right to vote of the party, or (b) to otherwise possess, directly or indirectly, the power to direct the management or policies of the party, whether through ownership of voting securities, authority to appoint a majority of the board members, or by contract relating to voting rights or corporate governance and “controlling” shall be construed accordingly in this Clause 15.3(b); or

c)	[

                             ].

14.4	Termination by Apollomics. Apollomics shall have the right to terminate this Agreement, in its entirety or on a country-by-country basis, for any reason or no reason upon [ ] written notice to TYG.

14.5

Apollomics shall provide in all agreements with Third Parties with respect to Manufacturing, development, research or other services or activities leading to the ability to engage in Commercialisation of Products the right (but not the obligation) for TYG to take an assignment of or to novate such agreements in the event that this Agreement shall terminate. In the event of termination of this Agreement, Apollomics shall provide to TYG within [            ] a copy of all such agreements with Third Parties which are not completed and shall make available to TYG all Product Manufactured and not yet sold to a Third Party and to all data or other output generated pursuant to such agreements.

14.6	Termination upon Insolvency

Either party may terminate this Agreement by immediate written notice if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, of if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [                    ] after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, of if the other party shall make an assignment for the benefit of its creditors.

14.7

Rights upon Termination of the Agreement by TYG for Cause or by Apollomics for Convenience. Upon the termination of this Agreement by TYG pursuant to Clauses 14.2, 14.3, or 14.6 or by Apollomics pursuant to Clause 14.4, the following shall apply (in addition to any other rights and obligations otherwise under this Agreement with respect to such termination):

a)

Return of Material. Apollomics shall (at TYG’s option) immediately cease to use, and procure that all Affiliates and Permitted Sublicensees cease to use, the Confidential Information of TYG and return or destroy all the Confidential Information of TYG (except one copy which may be retained by Apollomics’s legal counsel solely for archival purposes) and thereafter provide TYG written certification evidencing such return or destruction.

b)

Regulatory Filings; Data. To the extent permitted by applicable laws, Apollomics shall, and shall procure that any Affliate or Permitted Sublicensee shall, transfer and assign to TYG or its nominee all regulatory filings, Health Registration Approvals, correspondence with Health Authorities and related preclinical, clinical, and manufacturing Information and materials, including all Compounds, analytical, and clinical data, including in each case, any summaries, related reports, and audit reports thereof, relating to the Compounds and the Products throughout the Territory, and all Information and documentation relating to any Programme Trials that have been or are being planned or carried out by or on behalf of Apollomics.

c)

Licence to TYG. Apollomics hereby grants, and to the extent applicable shall procure that its Affiliates and Permitted Sublicensees shall grant, to TYG, effective only in event of termination not caused by the material breach of this Agreement by TYG or by TYG’s insolvency, an irrevocable fully paid up exclusive and sublicensable licence, under the Apollomics Developed Technology to Develop, Manufacture and Commercialise Products within the Territory, which licence shall be effective as of the date of such termination.

d)

Transition Assistance. Apollomics shall, and to the extent applicable shall procure that its Affiliates and Permitted Sublicensees shall, provide such assistance, at TYG’s request and cost as long as such termination was not caused by the material breach of this Agreement by TYG or by TYG’s insolvency, as may be reasonably necessary or useful for TYG to commence or continue developing or Commercialising Products in the Territory, to the extent Apollomics, its Affiliates or Permitted Assignees is then performing or having performed such activities, including without limitation transferring or amending as appropriate, upon request of TYG, any agreements or arrangements with Third Party vendors or contract research organisations to conduct Programme Trials or to sell Products in the Territory.

14.8	Additional Consequences of Termination

i.

Apollomics Product Data. Apollomics shall, and shall procure that its Affilaites and Permitted Sublicensees shall, disclose to TYG (or its designee) any and all Information, including a copy of any documentation in tangible form that is owned or otherwise controlled by Apollomics, its Affiliates or Permitted Sublicensees at the time of termination of this Agreement with respect to Compounds or Products that is necessary or reasonably useful to enable TYG to continue development of a Product and the commercialisation thereof in the Territory (collectively, “Apollomics Product Data”) and TYG and its Affiliates and sublicensees shall have the right to use such Apollomics Product Data at its discretion on an exclusive basis to Commercialise the Compounds and Products in the Territory, provided that any such Apollomics Product Data shall be subject to the confidentiality obligations set forth in Clause 12.

ii.

Product Trade Mark Licence. At the time of termination or expiration of this Agreement for any reason other than TYG’s breach or insolvency, Apollomics shall (a) cease all use of the Product Trade Mark, (b) assign to TYG the Product Trade Mark in the Territory and execute such documents and do all acts and things as may be necessary to effect such assignment, and (c) promptly deliver to TYG at Apollomics’s expense all materials which use the Product Trade Mark, including but not limited to, advertising and marketing material, records and copies of promotional material, packaging and electronic files in its possession.

iii.	Royalty Obligations.

(i)

TYG’s obligations to pay royalties to Apollomics pursuant to Clause 9.2 shall survive any termination or expiration of this Agreement until the end of the applicable Royalty Term; provided that if the Agreement is terminated because of Apollomics’ breach, [                                             ]

(ii)

Apollomic’s obligations to pay royalties to TYG pursuant to Clause 9.2 shall survive any termination or expiration of this Agreement until the end of the applicable Royalty Term; provided that if the Agreement is terminated because of TYG’s breach, [                                                                     ]

14.9

Apollomics License Rights in the Event of Apollomics Termination for Cause. If this Agreement is terminated because of TYG’s breach or insolvency, the licenses granted by TYG to Apollomics under this Agreement shall become perpetual, irrevocable, and freely sublicensable, subject to payment of royalties as required under Clause 9.2 (as modified in the event of a termination for breach as set forth in Clause 14.8.iii.(ii)).

14.10

Survival. Provisions of this Agreement which are expressed to survive its expiration or termination, or from the nature or context of which it is contemplated that they are to survive, shall remain in full force and effect notwithstanding such expiry or termination. The obligation to pay royalties in respect of any unexpired Royalty Term expressly survives any termination of this Agreement for convenience.

15.	DISPUTE RESOLUTION

15.1

Disputes. The parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Clause 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

15.2

Internal Resolution. With respect to all disputes arising between the parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the parties are unable to resolve such dispute within [                    ] after such dispute is first identified by either party in writing to the other, the parties shall refer such dispute to the Chief Executive Officers of the parties (or any senior executive reporting directly to either party’s Chief Executive Officer) for attempted resolution by good faith negotiations within [                    ] after such notice is received. If the Chief Executive Officers of the parties are not able to resolve such disputed matter within [                    ] and either party wishes to pursue the matter, each such dispute shall be governed by Clause 15.3.

15.3

Jurisdiction. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of England for any action, suit, or proceeding arising out of or relating to this Agreement (including non-contractual matters), and agree not to commence any action suit or proceeding related thereto except in such courts.

16.	MISCELLANEOUS

16.1

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement. Nothing in this clause shall limit or exclude any liability for fraud.

16.2

Force Majeure. Each party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming party promptly provides notice of the prevention to the other party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean conditions beyond the reasonable control of the nonperforming party, including without limitation, an act of God or terrorism, war, civil commotion, epidemic, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a party shall not be excused from making Payments owed hereunder because of a force majeure event affecting such party. If a force majeure event persists for more than [                    ], then the parties will discuss in good faith the modification of the parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure event.

16.3

Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below or such other address as may be specified by such party in writing in accordance with this Clause 16.3.

If to TYG: by email to all directors followed by surface mail to the address of the company as set forth in the preamble of this Agreement, which address may be altered by TYG from time to time by written notice

If to Apollomics: by email to all directors followed by surface mail to the address of the company as set forth in the preamble of this Agreement, which address may be altered by Apollomics from time to time by written notice

16.4

No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either party. Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision. The headings of each Clause and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Clause or Section.

16.5

Assignment. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a party may assign its rights under this Agreement to an Affiliate without the other party’s consent. Any permitted assignment shall be binding on the successors of the assigning party. Any assignment or attempted assignment by either party in violation of the terms of this Clause 16.5 shall be null, void and of no legal effect.

16.6

Performance by Affiliates. Each party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such party’s obligations under this agreement, and shall cause its Affiliates to comply with the provisions of this agreement in connection with such performance. Any breach by a party’s Affiliate of any of such party’s obligations under this Agreement shall be deemed a breach by such party, and the other party may proceed directly against such Party without any obligation to first proceed against such party’s Affiliate.

16.7

Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.8

Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

16.9

No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.10

Independent Contractors. Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the parties.

16.11

English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this agreement. To the extent this agreement requires a party to provide to the other party Information, correspondence, notice and/or other documentation, such party shall provide such Information, correspondence, notice and/or other documentation in the English language.

16.12

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.13

No Benefit to Third Parties. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. No person who is not a party (including any Affiliate, employee, officer, agent, representative, or subcontractor of either party) shall have the right to enforce any term of this Agreement which expressly or by implication confers a benefit on that person.

16.14	Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness whereof, the parties have executed this Agreement in duplicate originals by their duly authorized officers.

TYG oncology Ltd.		Apollomics (Hong Kong) Limited

By:	/s/ Fred Jacobs	By:	/s/ Sanjeev Redkar
Name:	Fred Jacobs	Name:	Sanjeev Redkar
Title:	CEO	Title:	President
Date:	Jan 25, 2022	Date:	January 25, 2022